Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2017 Financial Results

ARLINGTON, VA, October 24, 2017 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net income attributable to common shareholders of $22.8 million, or $0.85 per diluted common share, and non-GAAP core operating income of $13.8 million, or $0.52 per diluted common share, for the quarter ended September 30, 2017. A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Third Quarter 2017 Financial Highlights

•	$0.85 per diluted common share of GAAP net income
•	$0.52 per diluted common share of non-GAAP core operating income
•	$13.71 per common share of book value
•	$12.88 per common share of tangible book value
•	$0.55 per common share dividend

“Agency mortgage-backed securities (“MBS”) outperformed U.S. Treasuries during the quarter leading to an increase in the Company’s book value and helping to drive a 28% annualized economic return, measured as the quarterly change in tangible book value plus the $0.55 per common share dividend,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “While continuing to reflect strong economic returns on capital within the range of our expectations, the Company’s net interest income and non-GAAP core operating income for the quarter were impacted by higher prepayment speeds, higher net funding costs due to the full quarter effect of the Federal Reserve’s June rate hike as well as overall lower average investment volumes in part due to incremental capital raised during the quarter.  Looking forward, a prospective Federal Reserve leadership change and possible tax reform are key factors that may impact monetary policy and broader markets.  However, in this environment the Company continues to emphasize its substantial hedge position, portfolio stability and resilient spread income to support ongoing attractive dividends to shareholders.  Based on current market conditions, we believe the impact of lower seasonal and rate driven prepayment speeds resulting in higher asset yields in the fourth quarter would elevate economic spread earnings from third quarter levels.”

Other Third Quarter Highlights

As of September 30, 2017, the Company’s agency MBS investment portfolio totaled $5,389 million in fair value, consisting of $3,994 million of specified agency MBS and $1,395 million of net long to-be-announced (“TBA”) agency MBS.  As of September 30, 2017, the Company’s $5,389 million agency MBS investment portfolio was comprised of the following:

•	$201 million of 3.0% coupon 30-year agency MBS
•	$2,357 million of 3.5% coupon 30-year agency MBS
•	$2,681 million of 4.0% coupon 30-year agency MBS
•	$150 million of 4.5% coupon 30-year agency MBS

As of September 30, 2017, the Company’s $3,994 million specified agency MBS portfolio had a weighted average amortized cost basis of $105.54 and a weighted average market price of $105.25.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately two-thirds a percentage point as of September 30, 2017, which is an increase from the one-half a percentage point as of June 30, 2017.

As of September 30, 2017, the Company’s net long TBA agency MBS investment portfolio had a purchase price of $1,402 million and market value of $1,395 million, resulting in a net GAAP carrying fair value of $(7) million.  Under GAAP, the gross fair value of the agency MBS underlying the Company’s TBA commitments is not recognized on the balance sheet as the Company accounts for its TBA commitments as derivative instruments.

As of September 30, 2017, the Company had $3,695 million of repurchase agreements outstanding with a weighted average rate of 1.33% and remaining weighted average maturity of 12 days secured by an aggregate of $3,873 million of agency MBS at fair value.

Interest income less interest expense on short-term secured financing on the Company’s agency MBS portfolio was $16.0 million for the third quarter of 2017 compared to $20.1 million for the second quarter of 2017, including the amortization of the Company’s net premium on its agency MBS of $8.8 million for the third quarter of 2017 compared to $8.5 million for the second quarter of 2017.  The Company’s weighted average yield on its agency MBS was 2.80% for the third quarter of 2017 compared to 2.85% for the second quarter of 2017, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 10.29% for the third quarter of 2017 compared to 9.03% for the second quarter of 2017.  The Company’s weighted average cost of repurchase agreement funding was 1.31% during the third quarter of 2017 compared to 1.08% during the second quarter of 2017.

The Company reported TBA dollar roll income of $6.4 million for the third quarter of 2017 compared to $4.3 million for the second quarter of 2017.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 2.10% for the third quarter of 2017 compared to 2.42% for the second quarter of 2017.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on 10-year U.S. Treasury note futures, and options on agency MBS.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of September 30, 2017, the Company had $1,300 million in notional amount of interest rate swap agreements maturing in less than 3 years with a weighted average pay fixed rate of 1.26% and a remaining weighted average maturity of 1.7 years, $700 million in notional amount of interest rate swap agreements maturing between 3 to 7 years with a weighted average pay fixed rate of 1.87% and weighted average maturity of 4.1 years, and $1,600 million in notional amount of interest rate swap agreements maturing between 7 to 10 years with a weighted average pay fixed rate of 1.90% and a remaining weighted average maturity of 8.5 years.  In addition, the Company had $250 million in notional amount of forward starting two-year interest rate swap agreements that become effective in October of 2017 with a weighted average pay fixed rate of 1.12%.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.47% during the third quarter of 2017 compared to 0.62% during the second quarter of 2017.

In addition to interest rate swap agreements, the Company held $350 million in equivalent notional amount of short positions in 10-year U.S. Treasury note futures that were purchased during the third quarter of 2017 when the 10-year U.S. Treasury rate was 2.10%.  To limit exposure of its overall interest rate hedge portfolio in a significantly falling interest rate environment, the Company also purchased contracts that provide it with the option to call 10-year U.S. Treasury note futures from a counterparty with an equivalent notional amount of $150 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 1.49%.

Excluding TBA dollar roll income and interest rate swap net interest expense included in non-GAAP core operating income, the Company had net investment gains on its investment portfolio of $15.0 million and net investment losses on its related interest rate derivative hedging instruments of $3.8 million for a net investment gain on its hedged investment portfolio of $11.2 million, or $0.42 per common share.

Income Taxes

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of September 30, 2017, the Company estimated its net operating loss (“NOL”) carry-forward at $69.7 million that begins to expire in 2027, its net capital loss (“NCL”) carry-forward at $309.8 million that begins to expire in 2019, and its alternative minimum tax (“AMT”) credit carry-forward at $9.0 million that does not expire.  The Company’s estimated loss and tax credit carry-forwards as of September 30, 2017 are subject to potential adjustments up to the time of filing the Company’s income tax returns.  For GAAP purposes, the Company had a net deferred tax asset of $23.5 million, or $0.83 per common share, as of September 30, 2017.

Capital Issuances

During the third quarter of 2017, the Company issued 2,037,348 shares of Class A common stock at a weighted average public offering price of $13.21 per common share for proceeds of $26.6 million, net of selling commissions and expenses, under its equity distribution agreements.  During the third quarter of 2017, the Company also issued 138,683 shares of Series B Preferred Stock at a weighted average public offering price of $25.03 per share for proceeds of $3.4 million, net of selling commissions and expenses, under its equity distribution agreement.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.55 per share for the third quarter of 2017.  The distribution will be paid on October 31, 2017 to shareholders of record as of September 29, 2017.  The Company’s Board of Directors also approved a distribution to its Series B preferred shareholders of $0.4375 per share for the third quarter of 2017.  The distribution was paid on October 2, 2017 to shareholders of record as of September 18, 2017.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year.  As a C-corporation, distributions to common and preferred shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% maximum federal tax rate, inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, October 25, 2017 to discuss the Company’s third quarter 2017 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carry-forwards and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2017	June 30, 2017
ASSETS
Cash and cash equivalents	$26,368	$73,308
Interest receivable	12,428	12,785
Sold securities receivable	92,882	—
Mortgage-backed securities, at fair value
Agency	3,994,515	4,182,529
Private-label	54	74
Derivative assets, at fair value	4,177	7,965
Deferred tax assets, net	23,453	24,162
Deposits, net	59,317	65,339
Other assets	2,405	2,729
Total assets	$4,215,599	$4,368,891
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,694,838	$3,913,699
Interest payable	2,813	3,020
Accrued compensation and benefits	4,210	2,958
Dividend payable	17,044	15,548
Derivative liabilities, at fair value	7,146	4,038
Purchased securities payable	21,962	—
Other liabilities	1,190	1,233
Long-term unsecured debt	73,824	73,768
Total liabilities	3,823,027	4,014,264
Equity:
Preferred stock (liquidation preference of $7,375 and $3,908, respectively)	6,904	3,500
Common stock	280	260
Additional paid-in capital	1,972,463	1,944,847
Accumulated deficit	(1,587,075)	(1,593,980)
Total equity	392,572	354,627
Total liabilities and equity	$4,215,599	$4,368,891
Book value per common share (1)	$13.71	$13.48
Tangible book value per common share (2)	$12.88	$12.55
Common shares outstanding (in thousands) (3)	28,094	26,026

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Tangible book value per common share is calculated as total equity less the liquidation preference of issued and outstanding shares of the Company’s preferred stock and net deferred tax assets divided by common shares outstanding.

(3) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Interest income
Agency mortgage-backed securities	$28,771	$31,397	$30,286	$24,073
Private-label mortgage-backed securities	2	43	37	473
Other	62	21	20	31
Total interest income	28,835	31,461	30,343	24,577
Interest expense
Short-term secured debt	12,748	11,314	8,859	7,231
Long-term unsecured debt	1,220	1,214	1,207	1,205
Total interest expense	13,968	12,528	10,066	8,436
Net interest income	14,867	18,933	20,277	16,141
Investment gain (loss), net
Gain (loss) on trading investments, net	13,996	15,855	(4,219)	(122,332)
(Loss) gain from derivative instruments, net	(572)	(31,678)	2,305	88,285
Realized gain on sale of available-for-sale investments, net	—	—	—	2,931
Other, net	(56)	(147)	152	(87)
Total investment gain (loss), net	13,368	(15,970)	(1,762)	(31,203)
General and administrative expenses
Compensation and benefits	3,449	2,804	3,445	2,776
Other general and administrative expenses	1,095	1,350	1,480	1,343
Total general and administrative expenses	4,544	4,154	4,925	4,119
Income (loss) before income taxes	23,691	(1,191)	13,590	(19,181)
Income tax provision	823	16,737	8,336	22,255
Net income (loss)	22,868	(17,928)	5,254	(41,436)
Dividend on preferred stock	(83)	(35)	—	—
Net income (loss) available (attributable) to common stock	$22,785	$(17,963)	$5,254	$(41,436)
Basic earnings (loss) per common share	$0.86	$(0.74)	$0.22	$(1.79)
Diluted earnings (loss) per common share	$0.85	$(0.74)	$0.22	$(1.79)
Weighted average common shares outstanding (in thousands)
Basic	26,377	24,319	23,652	23,167
Diluted	26,856	24,319	23,897	23,167
Other comprehensive income (loss), net of taxes
Reclassification in investment gain (loss), net, related to sales of available-for-sale securities	—	—	—	(4,685)
Comprehensive income (loss)	$22,868	$(17,928)	$5,254	$(46,121)

The following tables present information on the Company’s investment and hedge portfolio as of September 30, 2017 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$3,994,515
Net long agency TBA position	1,394,553
Total	$5,389,068

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.5%	$1,276,307	$61,850	$1,338,157	$(17,101)	$1,321,056	$103.51	3.50%	6.9
4.0%	2,379,630	137,540	2,517,170	6,242	2,523,412	106.04	4.00%	6.1
4.5%	139,128	10,668	149,796	230	150,026	107.83	4.50%	4.5
5.5%	20	—	20	1	21	111.73	5.50%	5.6
Total/weighted-average	$3,795,085	$210,058	$4,005,143	$(10,628)	$3,994,515	105.25	3.85%	6.3

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
30-year 3.0% coupon purchase commitments	$200,000	$202,258	$200,563	$(1,695)
30-year 3.5% coupon purchase commitments	1,005,000	1,040,762	1,036,092	(4,670)
30-year 4.0% coupon purchase commitments	250,000	263,929	263,164	(765)
30-year 4.0% coupon sale commitments	(100,000)	(105,250)	(105,266)	(16)
Total TBA commitments, net	$1,355,000	$1,401,699	$1,394,553	$(7,146)

Interest Rate Swaps Currently Effective:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,300,000	1.26%	1.32%	0.06%	1.7	$447
3 to less than 7 years	700,000	1.87%	1.32%	(0.55)%	4.1	844
7 to 10 years	1,600,000	1.90%	1.32%	(0.58)%	8.5	1,963
Total / weighted-average	$3,600,000	1.66%	1.32%	(0.34)%	5.2	$3,254

Forward-Starting Interest Rate Swaps:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Term After Effective Date (Years)	Fair Value
Effective in October 2017	$250,000	1.12%	2.0	$94

10-year U.S. Treasury Note Futures:

Maturity Date	Notional Amount	Net Fair Value
December 2017	$350,000	$820

Options on 10-year U.S. Treasury Note Futures:

	Notional Amount	Weighted-average Strike Price	Implied Strike Rate (1)	Net Fair Value
Purchased call options:
October 2017 expiration	$150,000	133.0	1.49%	$1
(1)	The implied strike rate is estimated based upon the weighted average strike price per option contract and the price of an equivalent U.S. Treasury note futures contract.

Options on Agency MBS:

	Notional Amount	Weighted-average Strike Price	Underlying Agency MBS Coupon	Net Fair Value
Purchased put options:
October 2017 expiration	$500,000	102.5	4.00%	$—
November 2017 expiration	200,000	103.5	4.00%	8
Total / weighted average for purchased put options	$700,000	102.8	4.00%	$8

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
GAAP net interest income	$14,867	$18,933	$20,277	$16,141
TBA dollar roll income	6,424	4,298	3,398	6,426
Interest rate swap net interest expense	(4,198)	(5,293)	(5,409)	(4,326)
Economic net interest income	17,093	17,938	18,266	18,241
Core general and administrative expenses	(3,171)	(3,681)	(4,024)	(3,326)
Preferred stock dividend	(83)	(35)	—	—
Non-GAAP core operating income	$13,839	$14,222	$14,242	$14,915

Non-GAAP core operating income per diluted common share	$0.52	$0.58	$0.60	$0.64
Weighted average diluted common shares outstanding	26,856	24,552	23,897	23,343

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
GAAP income (loss) before income taxes	$23,691	$(1,191)	$13,590	$(19,181)
Less:
Total investment (gain) loss, net	(13,368)	15,970	1,762	31,203
Stock-based compensation expense	1,373	473	901	793
Preferred stock dividend	(83)	(35)	—	—
Add back:
TBA dollar roll income	6,424	4,298	3,398	6,426
Interest rate swap net interest expense	(4,198)	(5,293)	(5,409)	(4,326)
Non-GAAP core operating income	$13,839	$14,222	$14,242	$14,915

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.